TODD SHIPYARDS CORPORATION DEEMED IN COMPLIANCE WITH CONTINUED
LISTING REQUIREMENTS OF THE NEW YORK STOCK EXCHANGE

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...June 8, 2009...Todd Shipyards Corporation (NYSE:TOD) ("Todd" or the "Company") announced today that the New York Stock Exchange (the "NYSE") has notified the Company that the exchange has received approval from the Securities and Exchange Commission for a pilot program, effective immediately, that would lower the criteria in the NYSE's continued listing standards to $50 million of market capitalization or shareholder's equity from the previous criteria of $75 million. As a result of the aforementioned pilot program the NYSE has deemed Todd to be in compliance with the NYSE continued listing requirements. The NYSE informed Todd that the pilot program would be effective through October 31, 2009, with a subsequent rule filing anticipated prior to that date to make this a permanent continued listing standard change. At the close of the market on June 5, Todd's market capitalization was approximately $87.5 million.

As previously announced in a press release and Form 8-K filed on November 6, 2008, the Company was notified by the NYSE that it was no longer in compliance with the NYSE's continued listing standards. The Company had been considered to be below criteria since the Company's market capitalization was less than $75 million over a 30 trading-day period and its shareholders' equity was less than $75 million. On February 4, 2009, Todd had announced that the NYSE had accepted its proposal for continued listing on the NYSE subject to quarterly reporting requirements.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.